                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into by and between Max
W. Hillman ("YOU") and SunSource, Inc., a Delaware corporation (the "COMPANY") and will be effective as of the "EFFECTIVE DATE" as stated in Section 15(c) of this Agreement.

         WHEREAS, you will be employed as Chief Executive Officer of the Hillman Group of the Company; and

         WHEREAS, the Company has hired you and is willing to continue your employment based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder;

         NOW, THEREFORE, in consideration of your employment by the Company and the compensation to be paid by the Company to you in connection therewith and for other good and valuable consideration, you and the Company hereby agree as follows:

1.       Position and Responsibilities.

         (a) Position. The Company agrees to employ you as Chief Executive Officer of the Hillman Group throughout the Term (defined below). You shall report to the Board of Directors. Your duties shall include performing general executive duties in the administration and operation of the Company's business, general supervision over its policies and affairs, and performing other duties as assigned from time to time by the Board.

         (b) Responsibilities. You shall devote your full business efforts and time to the Company and perform the responsibilities assigned to you in accordance with the standards and policies that the Company may from time to time establish. You shall not render services to any other person or entity or serve on the board of directors of any other entity without the written consent of the Chairman of the Board, and such consent will not be unreasonably withheld. Such consent may be revoked in accordance with Section 10(b). The foregoing, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with your responsibilities and are not injurious to the Company. You and the Company agree that your position is essential to the Company's success and that the highest level of performance is required from you.

2.       Term of Employment.

         (a) Basic Rule. The Company agrees to employ you, and you agree to remain in employment with the Company, from the Effective Date until the fourth anniversary of such date (the "TERM"), unless your employment terminates earlier pursuant to Section 5 below.

         (b) Renewal of Term. On the fourth (4th) anniversary and on each subsequent anniversary of the Effective Date, the Term shall be renewable for additional one-year periods upon the mutual written agreement of both parties.

3.       Compensation.

         (a) Base Compensation. You will be entitled to receive base compensation during the Term ("BASE COMPENSATION"). Your Base Compensation for the first year of the Term shall be at the annual rate of $350,000 per year and your annual Base Compensation for the remainder of the Term shall not be less than that amount. Base Compensation shall be paid in equal biweekly installments, less deductions required by law. The Board will review and may adjust your Base Compensation periodically, usually annually on or about February 1st. Such review shall be in accordance with performance criteria to be determined by the Company in its sole discretion.

         (b) Bonus Compensation. You shall receive bonus compensation for 2001 in accordance with the performance targets established in January, 2001 by the Company for 2001, payable during the first quarter of 2002. During the remainder of the Term, usually on an annual basis, you shall be eligible to receive an additional cash payment of up to 124% of Base Compensation (less deductions required by law) ("BONUS COMPENSATION"), which shall be determined with reference to your performance in accordance with performance criteria to be determined by the Board in its sole discretion for each calendar year.

         (c) Stock Options and Deferred Compensation. During the Term, you will be eligible to participate in the Company's Stock Option Plan and Deferred Compensation Plan.

         (d) Business Expenses. During the Term, the Company shall pay or reimburse you for all ordinary and reasonable business-related expenses you incur in the performance of your duties under this Agreement. The Company will reimburse you for all such expenses upon the presentation by you of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation.

4.       Employee Benefits.

         (a) In General. During the Term, you shall be eligible to participate in the employee benefit plans and executive compensation and perquisite programs that the Company may provide, including but not limited to health, and insurance plans and 401k, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any person or committee administering such plan or program. The Company reserves the right to modify or terminate these plans at any time. The Company will provide you during the Term with benefits and perquisites that are reasonably comparable to those in effect immediately prior to the Effective Date.

         (b) Paid Holidays. You shall be entitled to take ten (10) paid holidays per year as specified by Company policy from time to time for all of the Company's employees.



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


         (c) Vacation. You shall be entitled to take four (4) weeks of vacation per year.

5. Termination of Employment. Upon the effective date of termination of your employment with the Company (the "TERMINATION DATE"), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued and, with regard to Bonus Compensation, a pro rata share of your Bonus Compensation for that year. Termination of your employment may occur under any of the following circumstances:

         (a) Company's Termination of Employment. The Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, "CAUSE" shall mean:

                  (i) A willful failure to substantially perform your duties under this Agreement, other than failure resulting from complete or partial incapacity due to physical or mental illness or impairment;

                  (ii) A willful act which constitutes gross misconduct or fraud and which is injurious to the Company;

                  (iii) Conviction of, or plea of "guilty" or "no contest" to a felony; or

                  (iv) A material breach of any duty owed to the Company, including the duty of loyalty and Sections 9, 10, 11 and 12.

No act, or failure to act, by you shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was lawful and in the Company's best interest.

         (b) Your Resignation from Employment. You have the right to resign your employment with the Company at any time, with or without Cause or Good Reason. You agree to provide the Company thirty (30) days prior written notice of resignation. The Company may in its sole discretion place you on administrative leave as of any date prior to the end of such thirty (30) day notice period, and request that you no longer be present on Company premises. During any period of paid administrative leave, you will not be authorized to act as a representative, or make any statements on behalf of the Company.

         (c)      Death or Disability.

                  (i) Your employment shall be deemed to have been terminated by you upon your (A) death or (B) inability to perform your duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period ("DISABILITY"). Termination will be effective upon the occurrence of such event.




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




                  (ii) If your employment ends as a result of death or Disability, you or your estate will receive

                           (A) A payment for your accrued base salary and vacation and pro rata share of your bonus for that year; and

                           (B) In accordance with the Stock Option Plan, your vested stock options and the acceleration of vesting of any options that would have vested during the one-year period after the date of death or disability.

6.       Defined Conditions:

         (a) Change in Control. Change in Control shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

                  (i) the sale of substantially all of the assets of the Company;

                  (ii) the acquisition by any person or group of persons acting in concert (other than the Company or an affiliate or an employee pension benefit plan of the Company or a trust established under such plan) of securities of the Company representing 50% or more of the aggregate voting power of the Company's then-outstanding common stock; or

                  (iii) a merger or acquisition of the Company in which the voting equity securities of the Company (together with all options to acquire such securities whether vested or unvested) beneficially owned by Allied Capital Corporation and the Minority Holders (as defined in the Stockholders Agreement with respect to the Company) is reduced below 51%.

Notwithstanding the foregoing, a transaction involving an acquisition or sale of the Company or its assets solely between or among its affiliates would not constitute a Change In Control.

         (b) Good Reason. For purposes of this Agreement, Good Reason shall mean that the Company:

                  (i) has adversely changed your position from the position specified in Section 1 of this Agreement;

                  (ii) has adversely changed your duties or authority such that they are no longer consistent with the duties specified in Section 1 of the Agreement;

                  (iii) has reassigned you to a work location that is more than 75 miles from your present work location;

                  (iv) has removed you from the Board of Directors of the Company for any reason other than for Cause, if at any time during the Term you have become a member of the Board; or

                  (v)      has materially breached this Agreement.


7.       Severance Payments.

         (a)      Termination Without Cause or Resignation for Good Reason.


                  (1) Amount of Severance Compensation. If during the Term the Company terminates your employment without Cause, except as provided for in Section 7(b), or you resign with Good Reason, the Company will pay you two times your annual Base and Bonus Compensation and benefits as provided below ("Severance Compensation"). To receive such payments you must within forty-five (45) days of your Termination Date sign a release of any and all claims in the form provided by the Company. Such payments shall begin at the later of (a) the first pay period following your Termination Date or (b) ten
                  (10) days after you deliver the signed release to the Company.

                  (2) Payment of Severance Compensation. The Company shall pay the Severance Compensation as follows:

                           (A) continue to pay on a biweekly basis your Base Compensation in accordance with the rate in effect on the Termination Date;

                           (B) pay you Bonus Compensation on the same annual schedule as if you continued to be employed and payments of such Bonus Compensation shall be calculated on a pro rata basis using the rate for any full calendar year that is equal to the greater of either:

                                    i)       the average of your annual bonuses
                                             for the preceding three years or,

                                    ii)      the amount of the last annual bonus
                                             you received prior to the
                                             Termination Date.

                           (C) pay your monthly COBRA payments for any period of time that you have applied and qualify for COBRA coverage, and continue your life insurance and disability insurance coverage to the extent permitted under the applicable benefit plans.

This Severance Compensation shall be subject to usual and required withholding. In the event that your death occurs prior to the completion of payment of Severance Compensation, the remainder of your Severance Compensation will be paid in a single lump sum to your estate.

         (b) Termination After Change in Control Or After the Term. If 1) during the Term the Company terminates your employment without cause after a Change In Control that occurs on or after the third anniversary of the Effective Date or 2) after the Term expires the Company terminates your employment without Cause or you resign your employment for Good Reason, or because of a reduction in your Base Compensation, you will not be eligible for Severance Compensation under Section 7(a), but, provided that you sign a release of any and all claims in the form provided by the Company within forty-five (45) days your Termination Date, you shall be entitled to:

                  (1) Compensation. A lump sum paid within 30 days after your Termination Date that is equal to the total of:

                           (A) an amount equal to your Base Compensation for one (1) year which shall not be less than the greater of 1) the rate in effect on the Termination Date or 2) the rate in effect at the end of the Term, less deductions required by law; and

                           (B)      an amount equal to the greater of either:

                                    1)       the annual average of your last
                                             three annual bonuses prior to the
                                             Termination Date, or

                                    2)       the amount of the last annual bonus
                                             you received prior to the
                                             Termination Date.

                     (2) COBRA Payments. The Company will pay your monthly COBRA payments for any period of time that you have applied and qualify for COBRA coverage and continue your life insurance and disability income insurance to the extent permitted under the applicable plans.

         (c) No Mitigation. You shall not be required to mitigate the amount of any payment contemplated by this Section 7, nor shall any such payment be reduced by any earnings that you may receive from any other source. If you breach your obligations under Section 10, the Company has no obligation to make any further payments to you under this Section 7.

8.       Other Obligations.

         You warrant that you are not subject to any other obligations that would conflict with or inhibit your ability to perform your duties under this Agreement. You further warrant that you have not and will not bring to the Company or use in the performance of your responsibilities at the Company any equipment, supplies, facility or trade secret information (that is not generally available to the public) of any current or former employer or organization other than the Company to which you provided services, unless you have obtained written authorization for their possession and use.

9.       Confidential Information.

         You shall not disclose or use at any time, either during or after the Termination Date, any confidential information ("CONFIDENTIAL INFORMATION") (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. Confidential Information shall include, without limitation, information regarding the Company's, it customers' or its business partners' trade secrets and:

         -        any information about existing and prospective investments;

         -        financing information and sources;

         - patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

         -        financial information;

         -        financial projections and pro forma financial information;

         - sales and marketing strategies, plans and programs and product development information;

         - employees' and consultants' benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers;

         -        organizational structure and reporting relationships; and

         -        business plans.

Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you should treat it as Confidential Information until you receive clarification from the Company that it is not Confidential Information. Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:

         (a) as authorized and necessary in performing your responsibilities under this Agreement during your employment with the Company; or

         (b)      with the Board's prior written consent; or

         (c) in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure;

         (d) with respect to employees whose home addresses or telephone numbers are personally known to you, you may disclose on an occasional and infrequent basis such information about a single employee to a person who is known to and has a pre-existing relationship with such employee; you agree that you will indemnify the Company for the defense of and any liability resulting from any objection or claim based on such disclosure by such employee against you or the Company; or

         (e) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

         Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within a reasonable period of time, and generally within twenty-four (24) hours. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process ("LATEST POSSIBLE DATE"). If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on.

         You hereby acknowledge that any breach of this Section 9 would cause the Company irreparable harm.

10.      Agreement Not to Compete.


(a) Terms. As used in this Agreement, the following terms relating to Section 10 shall be defined as follows:

         (1) The "Restricted Period" means the period of the Term and continuing for the longer of either a) one year after the Termination Date; b) the twenty-four (24) month period following the Termination Date if the Company is making payments under Section 7(a); or c) one year after a final judicial or arbitral determination that you have violated your obligations under this Section.

         (2) The "Territory" means any part of North America in which the Company engages in the Restricted Business during the Restricted Period.

         (3) The "Restricted Business" means any person, firm, corporation or business that within the Territory provides products or services that are similar to those provided by the Company (i) at any time during the one year prior to the Termination Date and/or (ii) on the Termination Date is actively preparing to provide within six months following the Termination Date.

         (b) Limitation on Competition. During the Restricted Period, you shall not, at any time within the Territory, directly or indirectly, engage in, or have any interest on behalf of yourself (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) or others in, a Restricted Business, except with the Chairman's written consent in compliance with Section 1(b) and subject to the Chairman's right to revoke such consent if the Chairman reasonably determines that such revocation is necessary to protect the Company's legitimate business interests; provided, however, that nothing contained herein shall prevent or prohibit you from owning or being a beneficial owner of up to 5% of the stock or equity of any corporation or other business entity engaged in the Restricted Business. If and when the Chairman revokes consent under Section 10(b), you shall have a reasonable period of time in which to withdraw from the activity or investment for which consent has been revoked. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time, or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. You acknowledge, however, that this Section 10 has been negotiated by the parties hereto and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the business of the Company. You agree to notify any person or entity to which you provide services during the Restricted Period of the terms of your obligations under this Section 10.

11.      Non-Solicitation.

         For two (2) years from the Termination Date, you will not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, hire or attempt to solicit for hire a Covered Employee until at least six (6) months after the person's employment with the Company ends. "COVERED EMPLOYEE" shall mean any person who at any time during the six months prior to the Termination Date is an employee of the Company and
(a) who is employed in any capacity as a part of the sales force or selling organization/division(s) of the Company, or (b) whose compensation exceeds $60,000 per year (indexed by an inflationary factor tied to the consumer price index annually) . If any Covered Employee accepts employment with any person, company, employer or other entity of which you are an officer, director, employee, partner, shareholder, (other than of less than 5% of the stock or equity of any corporation or other business entity), consultant or joint venturer, it will be presumed that the Covered Employee was hired in violation of this provision ("PRESUMPTION"). This Presumption may only be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Employee to leave employment with the Company. You agree to notify any person or entity to which you provide services within one year of the Termination Date of the terms of your obligations under this Section 11.

12.      Return of Property.

                  Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all property belonging to the Company. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with your duties under this Agreement, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof, except as provided in the following sentence. You may retain a copy of this Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan or other agreements.

13.      Remedies.

    You expressly acknowledge that the remedy at law for any breach of Sections 9, 10, 11 and 12 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of your obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. The rights conferred upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies that the Company may have at law, in equity or otherwise. The parties agree that any breach of Section 11 will entitle the Company to injunctive relief enforcing Section 11 and to damages equal to the greater of the actual damages proven or liquidated damages of three times the amount of the annual total compensation of any person solicited or hired in breach of Section 11. The parties are agreeing to liquidated damages as an option to actual damages in recognition that the Company's employees are its most valuable assets, but it is often difficult to prove the actual damages resulting from such a breach.

14.      Indemnification.

         During the Term and at all times thereafter, you shall be indemnified by the Company to the fullest extent permitted by the laws of the State of Delaware from any claims or actions based upon any acts or omissions, or alleged acts or omissions, by you which arise out of or are related to your employment with the Company. You shall be a beneficiary of any directors' and officers' liability insurance policy maintained by the Company as long as you remain an officer or director.

15.      Miscellaneous Provisions.

         (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent by overnight delivery with acknowledgement of receipt requested, to:

                  Chairman, Board of Directors
                  SunSource, Inc.
                  One Logan Square
                  Philadelphia, PA
                                                  cc:  Sally D. Garr, Esq.
                                                       Patton Boggs, LLP
                                                       2550 M Street, N.W.
                                                       Washington, D.C.  20037

Any notice or other information to be provided to you will be sent by overnight delivery with acknowledgement of receipt requested, to:

                  Max W. Hillman
                  4554 Maxwell Drive
                  Mason, OH   45040

         (b) Dispute Resolution. You and the Company agree that any dispute between you and the Company will be finally resolved by binding arbitration in accordance with the Federal Arbitration Act ("FAA"). You and the Company agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

         (c) Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supercede all prior agreements between you and the Company. In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Chairman of the Board for the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Regardless of the choice of law provisions of Delaware or any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the State of Delaware. This Agreement shall be binding on the Company's successors and assigns and on you, your heirs and personal representatives. This Agreement will continue in effect until all obligations under it are fulfilled. You may not assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. This Agreement will be effective as of the Effective Time stated in Section 1.3 of The Agreement and Plan of Merger dated __________ between Allied Capital Corporation, Allied Capital Lock Acquisition Corporation and SunSource, Inc. ("EFFECTIVE DATE"). The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.


         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

                                         SUNSOURCE, INC.


/s/ MAX W. HILLMAN                       By: /s/ MAURICE P. ANDRIEN, JR.
-----------------------------------         ---------------------------------
EMPLOYEE

Date:  June 18, 2001                     Date:  June 18, 2001
     ------------------------------           -------------------------------

                                                                    ATTACHMENT A



                          DISPUTE RESOLUTION PROCEDURES



The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:

                  (i) The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

                  (ii) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

                  (iii) If mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association and select by alternately striking names. Regardless of whether the American Arbitration Association administers the arbitration, the arbitration will be conducted consistent with the American Arbitration Association's National Rules for Resolution of Employment Disputes ("RULES") that are in effect at the time of the arbitration. If there is any conflict between those Rules and the terms of the Employment Agreement ("AGREEMENT"), including all attachments thereto, the Agreement will govern. The arbitrator shall have authority to decide whether the conduct complained of under Subsection (a) above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator's findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of the Delaware and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator's fee.

                  (iv) Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except that injunctive relief may be sought from any court of competent jurisdiction located in the Delaware when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, including, without limitation, any claims concerning an alleged breach of Sections 9, 10, 11or 12 of the Agreement or other misuse of Confidential Information.



                                      -2-